Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No.333-237965) of United States Steel Corporation of our report dated June 23, 2020 relating to the financial statements and supplemental schedule of United States Steel Corporation Savings Fund Plan for Salaried Employees, which appears in this Form 11-K/A.

/s/ PricewaterhouseCoopers LLP
Pittsburgh, Pennsylvania
July 2, 2020